Exhibit 10.2

2021 RESTRICTED STOCK UNIT AWARD AGREEMENT

We are pleased to advise you that the Compensation & Talent Committee (the “Committee”) of the Board of Directors of The ODP Corporation (the “Company”) has granted you a restricted stock unit award pursuant to The ODP Corporation 2021 Long-Term Incentive Plan (the “Plan”). The grant date for your [YEAR] restricted stock unit grant (the “Grant Date”) is displayed under the Restricted Stock Unit link of the Plan website. Capitalized terms used but not defined in this [YEAR] Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.

Restricted Stock Units. You have been granted restricted stock units subject to the provisions and restrictions contained in the Plan and this Agreement (the “Restricted Stock Units”). The number of Restricted Stock Units that have been awarded to you are displayed as the [YEAR] restricted stock unit grant under the Restricted Stock Unit link of the Plan website.

2.	Vesting

a.

Normal Vesting. Except as provided in Sections 2(b) and 2(c) below, one-third of the Restricted Stock Units (rounded up to the nearest whole number of Restricted Stock Units, as necessary) will vest on the first anniversary of the Grant Date, one-half of the remaining unvested Restricted Stock Units (rounded up to the nearest whole number of Restricted Stock Units, as necessary) will vest on the second anniversary of the Grant Date, and all remaining unvested Restricted Stock Units will vest on the third anniversary of the Grant Date (each, a “Vesting Date”), provided that you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on each such Vesting Date, and you will immediately forfeit all of your unvested Restricted Stock Units upon your separation from service with the Company and its Subsidiaries prior to the applicable Vesting Date for such Restricted Stock Units.

b.

Death or Disability. If you separate from service with the Company and its Subsidiaries due to your death or you become Disabled, in either case prior to the Vesting Date for any Restricted Stock Units, your unvested Restricted Stock Units will become vested on the date of such separation from service or date you become Disabled, as applicable.

c.

Involuntary Separation without Cause. In the event the Company and its Subsidiaries initiate your separation from service without Cause, a pro rata portion of the Restricted Stock Units will become vested on the date of such separation from service. The portion of the Restricted Stock Units that will become vested under the immediately prior sentence shall be determined by multiplying the total number of Restricted Stock Units by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the period beginning on the Grant Date and ending on the date of such separation from service and the denominator of which is 1097 (rounded up to the next highest whole number of Restricted Stock Units, as necessary), and subtracting the number of Restricted Stock Units that previously became vested, if any.

d.	Impact of Change in Control.

i)

Employment. Upon the effective date of a Change in Control, all references in this Agreement to employment with the Company and its Subsidiaries shall be deemed to include employment with the surviving entity in such Change in Control and its subsidiaries, and any transfer of employment from the Company or any Subsidiary to the surviving entity in such Change in Control or any of its subsidiaries shall not constitute a separation from service or otherwise interrupt your continuous employment for purposes of this Agreement.

ii)

Restricted Stock Units not Assumed. If the surviving entity in the Change in Control does not assume your unvested Restricted Stock Units, then all unvested Restricted Stock Units will become vested on the effective date of the Change in Control.

iii)

Separation from Service without Cause or for Good Reason. In the event of your involuntary separation from service with the Company and its Subsidiaries without Cause or your separation from service with the Company and its Subsidiaries for Good Reason, in either case within 24 months after the effective date of a Change in Control and prior to the last Vesting Date, all unvested Restricted Stock Units will become vested on the date of such separation from service.

e.

No Other Special Vesting Rights. No accelerated vesting of your Restricted Stock Units will apply except as specified in Section 2(b), 2(c) and 2(d) above. If you forfeit Restricted Stock Units at any time, you will cease to have any rights with respect to such forfeited Restricted Stock Units.

f.	Definitions.

i)	Cause. As used herein, the term “Cause” shall mean:

A.

your continued failure to substantially perform your duties with the Company and its Subsidiaries (other than (x) any such failure resulting from your incapacity due to physical or mental illness or (y) if you are a participant in the Company’s Change in Control Severance Plan, any such failure after the issuance of a Notice of Termination by you for Good Reason pursuant to clause (A) or (E) of the definition set out in paragraph (vi) below), after a written demand for substantial performance is delivered to you by the Board

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or the Chief Executive Officer (or, if you are not the Chief Executive Officer or an Executive Vice President, a written determination by the Company or Subsidiary employee to whom you report directly), which demand specifically identifies the manner in which the Board, Chief Executive Officer or other individual (as applicable) believes that you have not substantially performed your duties;

B.	your willful engagement in conduct that is demonstrably and materially injurious to the Company and its Subsidiaries, monetarily or otherwise; or

C.

your conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of your employment with the Company and its Subsidiaries.

Your separation from service shall not be deemed to be for “Cause” unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board (or, if you are not the Chief Executive Office or an Executive Vice President, a written determination by the Company or Subsidiary employee to whom you report directly), finding that you are guilty of the conduct described in any of clauses (A)—(C) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board or other individual (as applicable). Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you will have thirty (30) days from the delivery of the Notice of Termination by the Company within which to cure any acts constituting “Cause”; provided, however, that if the Company reasonably expects irreparable injury from a delay of thirty (30) days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect.

An act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company and its Subsidiaries.

ii)

Disability. For purposes of this Agreement, you will become “Disabled” on the date on which the insurer under the Company’s program of long-term disability insurance in which you participate determines that you are eligible to commence long-term disability benefits under such program.

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iii)	Good Reason. As used herein, the term “Good Reason” shall mean the occurrence of any one or more of the following if you are a participant in the Company’s Change in Control Severance Plan:

A.

the assignment of any duties to you that are materially inconsistent with your responsibilities for the Company and its Subsidiaries as in effect immediately prior to the effective date of a Change in Control or a significant adverse alteration in your responsibilities for the Company and its Subsidiaries from those in effect immediately prior to the effective date of a Change in Control; or

B.

a material reduction in your annual base salary as in effect on the Grant Date (as such annual base salary may be increased from time to time), except for across-the-board annual base salary reductions affecting similarly-situated executives of the Company and its Subsidiaries; or

C.

a material reduction in your target annual cash incentive as in effect immediately prior to the effective date of a Change in Control without replacement by a reasonably comparable alternative arrangement; or

D.

a material reduction in the aggregate benefits and compensation, including paid time off, welfare benefits, short-term incentives, pension, life insurance, healthcare, and disability plans, as compared to such aggregate benefits and compensation in effect immediately prior to the effective date of a Change in Control; or

E.

the relocation of offices of the Company or its Subsidiaries at which you are principally employed immediately prior to the effective date of a Change in Control to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Code Section 409A) from such location, except for required travel on business for the Company or any Subsidiary to an extent substantially consistent with your business travel obligations prior to the effective date of a Change in Control; or

F.	the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Award Agreement;

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provided, however, that you will only have Good Reason if you provide Notice of Termination to the Company of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstance is not cured within thirty (30) days after you give such Notice of Termination. If you initiate your separation from service for Good Reason, the actual separation from service must occur within sixty (60) days after the date of the Notice of Termination. Your failure to timely give Notice of Termination of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of your right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

If you are not a participant in the Company’s Change in Control Severance Plan, then the provisions of this Agreement with respect to Good Reason do not apply to you.

iv)

Notice of Termination. As used herein, the term “Notice of Termination” shall mean a written notice of termination of employment for Cause given by the Company to you or a written notice of termination of employment for Good Reason given by you to the Company, which notice states the specific termination provision in this Agreement relied upon for the termination, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and specifies your date of termination. Such notice shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company shall be directed to the attention of the Secretary of the Company at the address of the Company’s headquarters, and notice to you shall be directed to you at the most recent personal residence on file with the Company.

3.	Rights as Stockholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Restricted Stock Units. Upon the issuance of shares of the Company’s common stock (“Common Stock”) pursuant to Section 4 below, you shall obtain full voting and other rights of a stockholder of the Company as to such shares.

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4.	Payment

a.

Time of Payment. Within 30 days after each of the following dates (except as provided otherwise in Section 9 below), the vested portion of your Restricted Stock Units as of such date (if any, less any Restricted Stock Units which became vested and were paid on an earlier date) shall be paid to you:

i)	Each Vesting Date;

ii)	The date of your separation from service;

iii)	The date of your Disability; and

iv)	The effective date of a Change in Control.

b.

Form of Payment. Vested Restricted Stock Units will be paid in one of following forms, as determined by the Company in its discretion: (i) by issuance to you and registration in your name of a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of Common Stock equal to the number of Restricted Stock Units subject to payment in shares of Common Stock, (ii) by payment to you of cash in an amount determined by multiplying the number of vested Restricted Stock Units subject to payment in cash by the Fair Market Value of a share of Common Stock on the date on which such Restricted Stock Units became vested; or (iii) by a combination of (i) and (ii). Any shares issued to you will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

5.	Withholding

The Company will deduct all applicable federal, state, local or other taxes, domestic or foreign, from any payment made to you in cash hereunder. You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to any payment made to you hereunder in the form of shares of Common Stock (the “Tax Payments”). Generally, all Tax Payments will be satisfied by the Company withholding shares of Common Stock otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Tax Payments. The Company will withhold the whole number of shares sufficient to make the Tax Payments and will make a cash payment to you for the difference between the Fair Market Value of the shares withheld and the Tax Payments on the payment date specified in Section 4 above (but if this would cause adverse accounting then the Company will withhold one less share and you must pay cash to the Company in an amount equal to any withholding due in excess of the Fair Market Value of the shares withheld). If you are a United States taxpayer who is subject to minimum Common Stock holding requirements imposed by the Company, you may elect to have the Company determine the amount of the Tax Payments using a tax rate that does not exceed the maximum United States federal income tax rate (currently [_] %). If you are a Vice President or more senior officer, you may make arrangements to pay the Tax Payments by check rather than by share withholding.

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6.	Transferability

Your Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

7.	Conformity with Plan

Your Restricted Stock Units are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that your Restricted Stock Units shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement through the Plan website, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Vice President, Total Rewards & HR Operations.

8.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to issuance pursuant to the Restricted Stock Units is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

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9.	Associate Non-Competition, Confidentiality and Non-Solicitation Agreement

For good and valuable consideration provided to you, including but not limited to continued employment, the compensation and benefits to be paid to you, the Restricted Stock Units and the provision of confidential, proprietary, trade secret, and/or other non-public information to you, the receipt and sufficiency of which are hereby acknowledged, you agree to the terms and conditions contained in the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement, which is set forth in Exhibit A and incorporated by reference as if fully written herein and will survive the expiration of this Agreement and remain in full force and effect.

10.	Compliance with Section 409A

a.	This Agreement shall be construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an applicable exemption from Code Section 409A.

b.

To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance thereunder, (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your separation from service other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death); and (iii) to the extent necessary to comply with Code Section 409A, the definition of change in control that applies under Code Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

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11.	Recoupment

If it is discovered that you engaged in misconduct which resulted in the receipt of any payment under this Agreement which otherwise would not have been made, you may be required to repay the Company, or any successor company, for any or all payments paid as a result of such misconduct. The Company may recoup such payment up to the later of three years after the date of the payment or the discovery of the misconduct. Recoupment may be accompanied by other disciplinary action up to and including termination.

12.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Restricted Stock Units shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

13.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of your Restricted Stock Units and this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Restricted Stock Units as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of your Restricted Stock Units that are then subject to restrictions as provided herein.

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14.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

The ODP Corporation

[CONTACT INFORMATION]

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 13, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

15.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

16.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement online through the Plan website, you accept the Restricted Stock Units in full satisfaction of any and all obligations of the Company to grant restricted stock units to you as of the date hereof.

17.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

18.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please log onto the Plan website and follow the online instructions for acknowledging your Restricted Stock Units.

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Very	truly yours,

THE ODP CORPORATION

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Exhibit A

ASSOCIATE NON-COMPETITION, CONFIDENTIALITY

AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT is made between The ODP Corporation, a corporation headquartered in Florida, together with any past, present, and future parents, subsidiaries, successors, and affiliated companies including, but not limited to, OfficeMax Incorporated and its subsidiaries (each of which is individually and collectively defined herein as “Office Depot”) and Associate being awarded Performance Shares and/or Restricted Stock Units under the [YEAR] FCF Performance Share Award Agreement, [YEAR] TSR Performance Share Award Agreement, and/or [YEAR] Restricted Stock Unit Award Agreement (hereinafter “Associate”).1 Office Depot and Associate shall together be referred to as “the Parties” and, individually, as “Party.”

For the good and valuable mutually-agreed consideration provided to Associate, including but not limited to employment, the compensation and benefits to be paid and/or made available to Associate, the Performance Shares and/or Restricted Stock Units awarded to Associate under the [YEAR] FCF Performance Share Award Agreement, [YEAR] TSR Performance Share Award Agreement, and/or [YEAR] Restricted Stock Unit Award Agreement, and the provision of confidential, proprietary, trade secret, and/or other non-public information to Associate, the receipt and sufficiency of which are hereby acknowledged, Associate agrees as follows:

1. Confidential Information. Associate acknowledges that as a result of Associate’s employment with Office Depot, Associate has had or may have access to confidential, proprietary, trade secret, and/or other non-public information concerning the business or affairs of Office Depot, including but not limited to information concerning customers, vendors, contracts or arrangements with customers or vendors (including special terms and deals), training materials, marketing plans, financial information, business plans, operations, pricing, promotions, and business strategies and methods (collectively, “Confidential Information”). Accordingly, both during and after employment with Office Depot (regardless of how it ends), Associate shall not use or disclose to any third party any Confidential Information for any reason other than as intended within the scope of Associate’s employment or as approved by Office Depot in writing or as otherwise required by applicable law or pursuant to court order (in which case Associate shall give Office Depot prior written notice thereof). Upon separation of employment for any reason or at any other time upon request of Office Depot, Associate shall immediately deliver to Office Depot all documents, materials, and data (and copies thereof), in tangible, electronic, or intangible form, relating to the business of Office Depot, including Confidential Information.

[1]

For the avoidance of any doubt, the term “Office Depot,” as defined herein, includes every past, present, and future parent, subsidiary (including OfficeMax Incorporated and its subsidiaries), successor, and affiliated company. Where this Agreement affords protections of any type to “Office Depot,” the Parties recognize that the Agreement affords such protections not just to The ODP Corporation, but to each of the entities encompassed within the defined term “Office Depot.” Each of these entities has and shall have the right to enforce this Agreement in its own right, whether or not The ODP Corporationseeks enforcement together with such other entity.

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The Defend Trade Secrets Act of 2016 provides immunity from state and federal civil or criminal liability for Associate if Associate discloses a trade secret in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, but in either case only if the disclosure is solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed with a court in a lawsuit or other proceeding, if the filing of that document is made under seal and any other disclosure of the trade secret Associate makes is only as allowed by the court.

2. Inventions, Patents, and Copyrights. Associate acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to Office Depot’s actual or anticipated business, research and development, or existing or future products or services, and which are conceived, developed, made, or reduced to practice by Associate, alone or with others, while employed by Office Depot (collectively, “Work Product”) belong to Office Depot. Associate hereby assigns to Office Depot all right, title, and interest in and to such Work Product. Associate shall promptly disclose such Work Product to Office Depot and perform all actions reasonably requested by Office Depot (whether during or after employment) to establish and confirm such ownership (including without limitation the execution of assignments, consents, powers of attorney, and other instruments). Associate further acknowledges and agrees that all writings and documentation of any kind produced by Associate in the course of working for Office Depot are works made for hire (as that term is defined by U.S. Copyright law) and the property of Office Depot, including without limitation any copyrights in such writings and documentation. To the extent that any such works may not, by operation of law or otherwise, be a work made for hire, Associate hereby assigns to Office Depot all copyright in such works, whether published or unpublished.

Associate understands that the provisions of this Agreement requiring the assignment of inventions to Office Depot to not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto). Associate also understands that the above provisions requiring the assignment of inventions to Office Depot may be limited by state law on a case-by-case basis and as may be amended from time to time. To the extent applicable state law prohibits the assignment of certain inventions to Office Depot (such as under California Labor Code Section 2870), Office Depot and Associate intend to permit the assignment of inventions to the greatest extent legally permitted.

3. Non-Competition.

(a) Definitions.

“Competitor” means (1) stores, retailers, direct business to business sales providers, or contract/commercial stationers engaged in the sale of business or office products and/or services, examples of which include but are not limited to Staples, W.B. Mason, Impact Office Supplies, Royal Office Products, Amazon Business and Amazon Business Prime; (2) businesses having a particular product line or service in competition with an Office Depot product line or service (as long as Associate’s responsibilities at Office Depot included such product line or service), examples of which include copy services, managed print services, furniture sales and

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installation services, cleaning and break room supplies, janitorial and sanitation supplies, shipping services, direct business sales, and internet based sales, or particular product lines at businesses such as Walmart, Target, Best Buy, Ricoh, Costco, Amazon and FedEx Office; or (3) any internet or other direct mail or direct marketing company engaged in the sale of business or office products and/or services.

“Non-compete Period” means the period of Associate’s employment with Office Depot and the greater of six months after Associate’s employment ends with Office Depot (regardless of how it ends) or the period of time following the end of Associate’s employment during which Office Depot pays severance to Associate (or if severance is paid in a lump sum, the period of time corresponding to the amount of salary paid in a lump sum).

“Restricted Area” means that area necessary to protect Office Depot’s legitimate business needs. Associate acknowledges that Office Depot does business in all 50 states, Puerto Rico, St. Croix, and other U.S. territories and has direct competitors in all of these areas. Associate further acknowledges that Office Depot’s Confidential Information needs to be protected in all 50 states, Puerto Rico, St. Croix, and other U.S. territories. Accordingly, for those Associates whose job responsibilities and access to Confidential Information are not limited to a specific geographic area, the Restricted Area shall include all 50 states, Puerto Rico, St. Croix, and other U.S. territories. For all other Associates, the Restricted Area shall be within 150 miles of Associate’s primary work location(s) for Office Depot within the two years prior to the end of employment with Office Depot.

(b) Non-Competition Obligations. Associate acknowledges that in the course of employment with Office Depot, Associate has and will have access to and gain knowledge of the Confidential Information of Office Depot; Associate has or will have substantial relationships with Office Depot’s existing and prospective customers; and/or Associate has or will perform services of special, unique, and extraordinary value to Office Depot. Therefore, during the Non-compete Period, Associate shall not anywhere in the Restricted Area: (i) own any interest in, control, or participate in any Competitor; or (ii) work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, volunteer, officer, director, or board member) any Competitor where such position or service is competitive with or otherwise similar to any of Associate’s positions or services for Office Depot. Nothing shall prohibit Associate from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded so long as Associate has no active participation in the corporation’s business. The non-competition obligations in this Paragraph do not apply if Associate resides and works in California, Oklahoma, Massachusetts, North Dakota and Washington.

4. Non-Solicitation and Non-Interference. During employment and for 12 months after Associate’s employment ends with Office Depot, regardless of how it ends (“Non-solicitation Period”), Associate shall not directly or indirectly through any other person or entity: (a) induce or solicit any employee of Office Depot to leave the employ of Office Depot or otherwise interfere with such employee’s relationship with Office Depot; provided, however, that nothing shall prohibit Associate from discharging any employee of Office Depot as part of Associate’s regular duties while employed by Office Depot; (b) hire any person who was an employee of Office Depot during the last six months of Associate’s employment; or (c) induce or solicit or attempt to

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influence any Customer, supplier, licensee, licensor, or franchisee of Office Depot about whom Associate has or may have had Confidential Information, or whom Associate, as a result of his/her employment with Office Depot, contacted, solicited, or called upon, to (i) cease doing business or change detrimentally its relationship with Office Depot, or (ii) provide or purchase goods or services similar to the goods or services provided by it to or purchased by it from Office Depot. “Customer” means any individual, company or other entity that has bought, buys, purchases or otherwise obtains goods or services from Office Depot and known active or identified customer prospects. The non-solicitation obligations contained in subsection (c) in this Paragraph do not apply if Associate resides and works in California, Oklahoma or North Dakota.

5. Non-Disparagement. Associate shall not during and after employment make any false, derogatory, or disparaging statements regarding Office Depot or its business, officers, directors, or employees to or on behalf of any Office Depot Customer, client, supplier, vendor, licensee, licensor, franchisee, or Competitor.

6. Modification. If, at the time of enforcement of any of the obligations in paragraphs 1 through 5 above, a court shall hold that the duration, scope, or area restrictions are unreasonable, the parties agree that the maximum duration, scope, or area reasonable, as determined by the court, shall be substituted and that the court shall enforce the obligations as modified. Associate agrees that the obligations in paragraphs 1 through 5 above are reasonable. Associate further agrees that the terms and conditions of this Agreement and its enforceability shall continue to apply and be valid notwithstanding any change in Associate’s duties, responsibilities, compensation, position, or job title, or any other significant or material change in Associate’s employment relationship with Office Depot.

7. Enforcement. In the event of the breach or a threatened breach by Associate of any of the obligations in paragraphs 1 through 5 above, Office Depot, in addition to other rights and remedies existing in its favor, may apply to any court for specific performance, temporary, preliminary, and/or permanent injunctive relief, or other relief in order to enforce the obligations or prevent any violations of the obligations. In addition, in the event of an alleged breach or violation by Associate of any of the obligations in paragraphs 3 or 4, the Non-compete Period (defined in paragraph 3(a)) and the Non-solicitation Period (defined in paragraph 4) shall be tolled until such breach or violation has been cured.

8. Associate’s Representations. Associate represents and warrants to Office Depot that: (a) Associate’s employment with Office Depot and/or the execution, delivery, and performance of this Agreement by Associate do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Associate is a party or by which Associate is bound, (b) Associate is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement, or other post-employment obligation with any other person or entity that would limit Associate’s ability to fulfill his/her job duties or obligations with Office Depot in any way, (c) Associate has returned all documents, materials, and data (and copies thereof), in tangible, electronic, or intangible form which are considered confidential or proprietary by Associate’s prior employer and that Associate has not and will not disclose any trade secrets or confidential or proprietary information of any prior employer while employed by Office Depot, and (d) upon the execution and delivery of this

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Agreement to Office Depot, this Agreement shall be a valid and binding obligation of Associate, enforceable in accordance with its terms. Associate agrees to indemnify and hold harmless Office Depot in the event of any claims against Office Depot by a third party alleging that Associate has, by virtue of being employed by Office Depot and/or entering into this Agreement, created a conflict with, breached, violated, or caused a default under any contract or agreement with, or obligation to, such third party. Office Depot’s right to indemnification shall include without limitation the right to be reimbursed by Associate for its attorneys’ fees and costs. Associate further acknowledges and represents that Associate has had an opportunity to consult with legal counsel regarding all of the provisions contained in this Agreement and that Associate fully understands its terms and conditions.

9. Survival. This Agreement shall survive and continue in full force in accordance with its terms notwithstanding the separation of Associate’s employment for any reason. Nothing in this Agreement implies any obligation or promise of continued employment of Associate by Office Depot, which employment shall be “at will” unless otherwise specifically agreed by Office Depot in writing.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by (a) United States mail, return receipt requested, or (b) a nationally recognized courier (e.g., FedEx, UPS, and DHL), signature required, to the recipient at the address below indicated:

Notices to Associate: Associate’s last address appearing in the payroll/personnel    records of Office Depot.

Notices to Office Depot:

The ODP Corporation

6600 N. Military Trail

Boca Raton, Florida 33496

Attention: Office of the General Counsel

and

The ODP Corporation

6600 N. Military Trail

Boca Raton, Florida 33496

Attention: Senior Vice President, Human Resources

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any jurisdiction (and it is not capable of modification), it shall be severed and such invalidity, illegality, or unenforceability shall not affect the enforceability of the provision in any other jurisdiction, nor shall it affect the enforceability of any other provision of this Agreement.

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12. Complete Agreement. This Agreement is the complete agreement between the Parties and supersedes and preempts any prior understandings, agreements, or representations between them, whether written or oral, which may have related to the specific subject matter that is contained in this Agreement. Notwithstanding the foregoing, this Agreement does not supersede any Massachusetts restrictive covenant entered into prior to October 1, 2018.

13. No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

14. Successors and Assigns. This Agreement is intended to inure to the benefit of and be enforceable by Office Depot, as defined herein, and its successors and assigns. Associate may not assign or delegate Associate’s obligations hereunder without the prior written consent of Office Depot.

15. Choice of Law; Venue; and Waiver of Right to Jury Trial if Associate Resides Outside the State of California. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. Any claim or dispute arising out of or relating to this Agreement, including but not limited to its legality, interpretation, or enforceability, shall be heard and determined exclusively by state or federal courts located in Palm Beach County, Florida. The Parties expressly submit and consent in advance to the jurisdiction of such courts in any action or suit commenced in such court, and each Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. IN ANY SUCH PROCEEDINGS, EACH OF THE PARTIES HEREBY KNOWINGLY AND WILLINGLY WAIVES AND SURRENDERS SUCH PARTY’S RIGHT TO TRIAL BY JURY AND AGREES THAT SUCH LITIGATION SHALL BE TRIED TO A JUDGE SITTING ALONE AS THE TRIER OF BOTH FACT AND LAW, IN A BENCH TRIAL, WITHOUT A JURY.

16. Choice of Law and Venue if Associate Resides In the State of California Only. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California any other jurisdiction) that would cause the application of the laws of any other jurisdiction. Any claim or dispute arising out of or relating to this Agreement, including but not limited to its legality, interpretation, or enforceability, shall be heard and determined exclusively by state or federal courts located in Orange County, California. The Parties expressly submit and consent in advance to the jurisdiction of such courts in any action or suit commenced in such court, and each Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.

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17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Associate and an authorized representative of Office Depot, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect its validity, binding effect, or enforceability.

IN WITNESS WHEREOF, Associate has executed this Agreement as of the date Associate has clicked the “Grant Acceptance” button acknowledging his acceptance of the terms and conditions of the [YEAR] FCF Performance Share Award Agreement, [YEAR] TSR Performance Share Award Agreement, [YEAR] TSR Performance Cash Award Agreement, [YEAR] Restricted Stock Unit Award Agreement and/or [YEAR] Time-Vested Cash Award Agreement.

By clicking the “Grant Acceptance” button, Associate is signing this Agreement electronically. Associate agrees that Associate’s electronic signature (“E-Signature”) is the legal equivalent of Associate’s manual signature on this Agreement. By selecting the “Grant Acceptance” button, Associate consents to be legally bound by this Agreement’s terms and conditions. Associate further agrees that Associate’s use of a key pad, mouse, or other device to select an item, button, icon or similar act/action, constitutes Associate’s signature, acceptance and agreement as if actually signed by Employee in writing. Employee agrees that no certification authority or other third party verification is necessary to validate Associate’s E-Signature and that the lack of such certification or third party verification will not in any way affect the enforceability of Associate’s E-Signature.

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CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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